Sun Life Insurance and Annuity Company of New York

Company/Owner Name ______________________________________________________________________________

PROPOSED INSURED CONSENT FORM

I understand that the Owner listed above has decided to implement a corporate owned life insurance program ("Program") which purchases life insurance coverage ("coverage") on the lives of its employees to offset and/or recapture the cost of providing employee benefits.

Under this Program, I understand that:

  I must be informed in writing that coverage is being obtained, prior to the commencement of coverage on my life. Furthermore, at the time my employment terminates, I must be notified of my right to discontinue such coverage. I understand that such notification is not required if I possess a present or prospective right to receive any of the benefits under an employee benefit plan being financed, in whole or in part, by such life insurance coverage;

  I must provide consent in writing to the coverage.

(c) I have the right to withdraw my consent and to discontinue the coverage at any time by providing written notification to the Bank or its successors, or to the Company.

❒ I consent to the purchase of life insurance on my life by the Owner listed above and in accordance with the Master Application for

Corporate Life Insurance which is incorporated as part of this consent. I understand that the Owner will be the owner and beneficiary of the policy. I understand that any benefits from such life insurance are payable to the Owner, and that I have no ownership or beneficial interest or rights in the life insurance.

❒ I do not consent to the purchase of life insurance on my life

1. Proposed Insured's Name _____________________________________________________ 2. Male ❒ Female ❒

3. Date of Birth ______ - ______ - ______ 4. Age ______ 5. Social Security Number ______ - ______ - ______

QUESTIONS

  During the past 3 months, has the proposed Insured, been actively at work on a full-time basis,

at least 30 hours per week in a normal capacity, and not been absent for more than five consecutive days due to illness or medical treatment? YES ❒ NO ❒

If no, give details:

______________________________________________________________________________

______________________________________________________________________________

7. Have you used tobacco (cigarettes, cigars, chewing tobacco, pipe, etc.) or any other substance YES ❒ NO ❒ containing nicotine, including Nicorette gum, within the past twelve months?

If yes, please list type and number of each product used per day:

_______________________________________________________________________________

AGREEMENT and AUTHORIZATION

I agree that all statements and answers in this consent form are true and complete to the best of my knowledge and belief. This consent form shall be attached to and form a part of any policy of insurance issued. As long as I continue to work for the Owner, the

Insurer can change the Amount of Insurance in accordance with the Owner's written request to change such Amount. Each change shall be subject to the Insurer's underwriting limitations and requirements then in effect, including but not limited to my being actively at work at the time of the change. I authorize the Owner listed above to release any information it has on me or my health to the Insurer. This information may be used to determine eligibility for insurance. This authorization is valid for thirty (30) months from its date. A photocopy of this authorization shall be as valid as the original.

Signature of Proposed Insured ______________________________________________________ Date ________________